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Open Solutions Inc.
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This filing consists of the transcript of a conference call held by Open Solutions Inc. on October 30, 2006 discussing its financial results for the quarter ended September 30, 2006 and its pending acquisition by The Carlyle Group and Providence Equity Partners.

F I N A L   T R A N S C R I P T

Oct. 30. 2006 / 5:00PM, OPEN - Q3 2006 OPEN SOLUTIONS INC Earnings Conference Call

C O R P O R A T E   P A R T I C I P A N T S

Tom Tartaro

Open Solutions Inc. - VP, General Counsel

Louis Hernandez, Jr.

Open Solutions Inc. - Chairman and CEO

Ken Saunders

Open Solutions Inc. - EVP, CFO

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2006 Open Solutions conference call.

[OPERATOR INSTRUCTIONS]

At this time I’ll turn the call over to your host, Mr. Tom Tartaro, vice president and general counsel. Please proceed, sir.

Tom Tartaro - Open Solutions Inc. - VP, General Counsel

Thank you to everyone who has joined us today on our conference call for third quarter 2006 results. Shortly, Louis Hernandez, Jr., chairman and chief executive officer, and Ken Saunders, executive vice president and chief financial officer, will present Open Solutions’ financial and operating performance.

First, I would like to preface our remarks today by taking full advantage of the Safe Harbor provisions of the Securities Litigation Reform Act. The following conference call contains statements about future events and expectations of Open Solutions that are forward-looking and involve risks and uncertainties detailed in filings made by the company with the Securities and Exchange Commission. I will provide a more detailed review of the Safe Harbor provisions at the end of our remarks.

We will not be conducting a question and answer session at the end of our call today due to the pending transaction with The Carlyle Group and Providence Equity Partners Inc., which we announced on October 16th, 2006, and which we expect to close in the first quarter of 2007. Before we get started, I want to invite you to view our press release on our website at opensolutions.com.

Now to you, Louis.

Louis Hernandez, Jr. - Open Solutions Inc. - Chairman and CEO

Thank you, Tom. I’d like to thank everyone for joining us today for our third quarter 2006 earnings conference call.

I am pleased to report another quarter of strong growth for Open Solutions. Our revenues for the quarter increased to 107 million compared to the same quarter of the prior year of approximately 49 million, an increase of approximately 118%. Our contract values signed during the quarter also accelerated, increasing to approximately 46.3 million from 39.5 million in the same quarter of the prior year, an increase of approximately 17%.

This contract value, combined with the increase in the amount of license revenue, which we are deferring to future periods, adds to our visibility. The increase in deferred license revenue this quarter did impact our bottom line results and Ken will discuss this further in his remarks.

We continue to see strong demand for our solutions in all markets that we serve, domestic and international, bank, thrift, credit unions and in-house and outsourced, as financial institutions replace their legacy applications. We believe our single platform approach built on a more open and flexible standard will lead this transition away from legacy systems and that our growth validates market acceptance of our products and services.

From a profitability perspective, the company’s adjusted EBITDA, which excludes stock compensation expense, increased to almost 28.5 million for the quarter, a 210% increase over last year’s third quarter, and our non-GAAP earnings per share, which also excludes stock compensation expense and a non-recurring gain, was $0.24 for the quarter, which represents a 33% increase over the same quarter of the prior year.

One of the major goals in 2006 has been to generate increased operating and cash flow leverage. We saw continued success in the third quarter with operating expenses as a percentage of revenue decreasing to 32% from 42% in the third quarter of 2005 and from 33% last quarter. Also, our adjusted EBITDA margin increased to 26.5% from 18.8% in the third quarter of 2005.

We continue to see opportunities to increase our global presence and capitalize on our single platform approach overseas. As we have mentioned in the past, these opportunities are likely to become more significant in 2007 and beyond. But we are confident that financial institutions around the world are, for reasons that differ by region, all facing issues with old technologies that our solutions can address. As mentioned earlier, we believe that this shift towards newer technologies is global and that our single platform approach puts us in a great position to capitalize on this over the next decade.

As previously announced, we signed a definitive agreement with The Carlyle Group and Providence Equity Partners for these two premier private equity firms to acquire all of Open Solutions stock for $38 per share. As we said in our press release on October 16th, we expect this transaction to close in the first quarter of 2007 subject to customary conditions outlined in the release.

We are excited about this transaction for many reasons. Carlyle and Providence are great partners and their collective skills, financial resources and business networks will enable us to grow and develop in ways beyond what we likely would accomplish without this partnership. Both firms share our long-term vision of becoming a worldwide leader in financial technology and processing and are dedicated to helping us achieve this vision.

Our clients and employees should benefit from our improved access to resources and our focus on building the company with a long-term perspective. We are happy that we were able to position ourselves so favorably while providing shareholders with a very attractive return at the same time.

With that summary, I’d like to now turn it over to Ken Saunders, our chief financial officer, to review the more detailed financial results. Ken?

Ken Saunders - Open Solutions Inc. - EVP, CFO

Thank you, Louis. Good afternoon.

As Louis mentioned, the company showed another quarter of strong top line growth. We had 25 new core sales for the quarter and total contract value for the quarter was up 17% over the prior year, coming in at 46.3 million for the third quarter of 2006. Revenue for the third quarter 2006 increased 118% to 107.3 million from 49.2 million for the third quarter of 2005.

License revenues came in at 9.7 million compared to 12 million for the third quarter of the prior year, which is a 10% increase over the prior year after normalizing for license revenues we had received from BISYS pre-acquisition. We continue to see an increase in revenues associated with up-sells, third party products and services through our data center clients. Our data center gross margins are inherently much lower, in low 40% range, while license gross margins are typically closer to 80%. As a result, our overall gross margins are lower, coming in at roughly 46% for the quarter.

Also contributing to the lower gross margins was a number of new contracts signed this quarter that had license revenues that were required to be deferred to future periods. In particular, we had one very large license deal during the quarter that contained a significant amount of implementation and professional services that caused the contract to be recorded as a service arrangement rather than a license arrangement, resulting in a deferral of nearly 1.3 million of revenue from the third quarter of 2006 to quarters beginning in 2007.

GAAP net income for the third quarter of 2006 was 3.7 million, or $0.17 per fully diluted share, compared with 3.8 million, or $0.18 per fully diluted share, for the third quarter of 2005. Non-GAAP net income, which is GAAP net income adjusted for stock compensation expenses, came in at $0.24 per fully diluted share, which is 33% higher than the third quarter of last year.

In addition to the revenue items noted above that put pressure on our earnings this quarter, we saw an increase in our effective tax rate from 40% in the prior year — prior quarter to 44% this quarter. The principle reason for this change was the lower number of incentive stock options exercised during the quarter, which limited our beneficial deduction as provided for under FAS 123. Additionally, we incurred approximately $250,000 of transaction costs related to the pending transaction that wereunplanned.

Our third quarter GAAP EPS results were below our previous guidance range by about $0.03 to $0.05 — per share on a fully diluted basis. We attribute $0.02 to $0.04 of this to the mix of service and license revenues recorded during the quarter due to license revenues signed within the quarter containing substantive service commitments that will be deferred and recognized in future service periods and the increase in our effective tax rate. We do not anticipate recapturing this amount in 2006.

Also, approximately $0.01 of the shortfall was due to costs related to the pending transaction with The Carlyle Group and Providence Equity Partners that we expensed during the third quarter. We expect that there will be substantial additional costs associated with this transaction that will be expensed in the fourth quarter. In light of this, we are not providing further guidance for 2006 nor are we updating our prior 2006 guidance.

Adjusted EBITDA, which is defined as EBITDA less the impact of stock compensation expenses, for the third quarter of 2006 increased over 200% to 28.5 million from 9.2 million for the third quarter of 2005. Our recurring revenue rate, which we define as revenue from data center hosting contracts, maintenance and recurring revenue from our resellers, came in at 77%, which is slightly higher than the prior quarter. Our gross margins fell slightly to 46% from the prior quarter, impacted by the shift in license revenues discussed above.

Operating expenses as a percent of total revenues improved sequentially from 33% of total revenues in the second quarter of this year down to 32% for the third quarter of this year. This is also a substantial improvement from prior year where operating expenses represented approximately 42% of total revenues for the third quarter of 2005.

We had approximately $53 million of cash and investments on hand as of the end of the quarter, representing a decrease of slightly over 120 million since December 31st, 2005. We generated about 49 million of cash from operations for the nine months of the year. Approximately 130 million of cash was used and 350 million of debt incurred to purchase the BISYS operations and 16 million of the cash was subsequently used to pay down a portion of this debt. Capital expenditures were 7.7 million and 17.8 million for the third quarter and first nine months of the year respectively.

And with that, I will turn it back over to Louis for some final comments.

Louis Hernandez, Jr. - Open Solutions Inc. - Chairman and CEO

Thanks, Ken.

The company delivered another quarter of strong demand, as exemplified by our 25 core unit sales, our 46 million of signed contract value and more than doubling our revenues from last year’s third quarter, as well as improved operating leverage demonstrated by improved adjusted EBITDA margins and lower operating expenses as a percentage of revenue compared to Q3 in 2005.

We believe that our single globalized core processing platform, innovative payments, imaging and complementary products provides a foundation for us to expand our core market share, cross-sell and up-sell into our client base and enter international markets, all of which will provide continued growth and operating leverage.

I’d like to thank our clients, shareholders and employees for their hard work and commitment to our partnership. We also look forward to the next phase of our growth in partnership with The Carlyle Group and Providence Equity.

With that summary, I’d like to now turn it over — back to Tom Tartaro.

Tom Tartaro - Open Solutions Inc. - VP, General Counsel

Thank you very much for your interest in Open Solutions. As a reminder of our intent to take advantage of the Safe Harbor provisions, any statement in the preceding conference call that is not a statement of historical fact may be deemed to be a forward-looking statement. These statements include forecasted growth in Open Solutions. Other forward-looking statements include those regarding Open Solutions’ business outlook for 2006 and beyond and statements containing words such as anticipate, believe, plan, estimate, target, expect, seek, intend and other similar words that signify forward-looking statements.

In addition, please note that certain of the subject matter related to the pending transaction discussed in this conference call will be addressed in a proxy statement to be filed by Open Solutions with the Securities and Exchange Commission. We urge you to read it when it becomes available because it will contain important information about the pending transaction. Investors and security holders may obtain a free copy of the proxy statement when available and other documents filed by Open Solutions Inc. at the Securities and Exchange Commission’s website at www.sec.gov. The proxy statement and other such documents, when available, may also be obtained for free from Open Solutions by directing such requests to Open Solutions Inc., Corporate Secretary, 455 Winding Brook Drive, Glastonbury, Connecticut, 06033, telephone number is 860-652-3155.

Open Solutions and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Open Solutions’ stockholders in connection with the proposed merger. Information concerning the interests of Open Solutions’ participants in the solicitation, which may be different than those of Open Solutions’ stockholders generally, is set forth in Open Solutions’ proxy statements and annual reports on Form 10-K previously filed with the Securities and Exchange Commission and will be set forth in the proxy statement relating to the merger when it becomes available. These documents, or in the case of the proxy statement relating to the merger, will be available free of charge at the SEC’s website at sec.gov and from Open Solutions as described above.

Thank you for joining us. A replay of this call will be available on our website for one week.